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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                 AMENDMENT NO. 1
                                       TO
                                    FORM T-3

           FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES UNDER THE
                           TRUST INDENTURE ACT OF 1939


                            UGLY DUCKLING CORPORATION
                               (NAME OF APPLICANT)

              2525 E. CAMELBACK, SUITE 500, PHOENIX, ARIZONA 85016
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

         TITLE OF CLASS                                                 AMOUNT
         --------------                                                 ------
12% Subordinated Debentures due 2003                                 $32,500,000

                  Approximate date of proposed public offering:
                               September 17, 1998


                     Name and address of agent for service:
                             Steven P. Johnson, Esq.
                                 General Counsel
                            Ugly Duckling Corporation
                      2525 East Camelback Road, Suite 1150
                             Phoenix, Arizona 85016

                                    copy to:
                                  Steve Pidgeon
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001

The Company hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this application, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Act, may determine upon written request of the Company.


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The purpose of this Amendment No. 1 is to file two new exhibits to the Form T-3 as indicated below.

Contents of the application for qualification. This application for qualification comprises --

*(a) Pages numbered 1 to 10, consecutively.

*(b) The statement of eligibility and qualification of each trustee under the indenture to be qualified.

(c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of each trustee.

      (i) Exhibit T3A -- The Company's Certificate of Incorporation (incorporated by reference to the Company's Quarterly report on Form 10-Q, filed August 10, 1998).

      (ii) Exhibit T3B -- The Company's Bylaws (incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 14, 1997)

      *(iii) Exhibit T3C.1 -- A copy of the form of Indenture to be qualified

      *(iv) Exhibit T3C.2 -- A copy of the form of First Supplemental Indenture to the Indenture to be qualified.

      *(v) Exhibit T3D -- Not applicable

      *(vi) Exhibit T3E.1 -- Form of Offering Circular, dated as of September 17, 1998.

      *(vii) Exhibit T3E.2 -- Form of Letter of Transmittal, dated as of September 17, 1998 and accompanying documents

      *(viii) Exhibit T3E.3 -- Notice and Proxy Statement dated August 4, 1998

      *(ix) Exhibit T3E.4 -- Prospectus of Cygnet Financial Corporation dated August 26, 1998

      *(x) Exhibit T3F -- Cross Reference Sheet (see page ii of Exhibit T3C)

      *(xi) Exhibit 99.7 -- Form T-1 Statement of Eligibility of Harris Trust and Savings Bank under Trust Indenture Act of 1939.

      (xii) Exhibit 99.8 -- Supplement dated September 28, 1998 to Offering Circular dated September 17, 1998.

      (xiii) Exhibit 99.9 -- Supplement No. 2 dated October 9, 1998 to the Offering Circular dated September 17, 1998.

      * Indicates Exhibits filed on September 17, 1998 with Form T-3 .


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                                    SIGNATURE


      Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Ugly Duckling Corporation, a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of Phoenix, and State of Arizona, on the 14th day of October, 1998.


                                    UGLY DUCKLING CORPORATION

                                    By: /s/ Ernest C. Garcia, II
                                        --------------------------------------
                                        (Ernest C. Garcia, II, Chairman of the
                                        Board and Chief Executive Officer)


Attest: /s/ Judith A. Boyle         By: /s/ Steven P. Johnson
        -----------------------         --------------------------------------
                                        (Steven P. Johnson, Senior Vice
                                        President, General Counsel and
                                        Secretary)


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                                 EXHIBIT INDEX



EXHIBIT
  NO.                         DESCRIPTION
-------                       -----------
 99.8        Supplement dated September 28, 1998 to Offering Circular
             dated September 17, 1998.

 99.9 Supplement No. 2 dated October 9, 1998 to the Offering Circular dated September 17, 1998.